Exhibit 2.1

AMENDMENT AGREEMENT NO. 3 AND WAIVER AGREEMENT NO. 1

with respect to

MASTER PURCHASE AGREEMENT, ASSET PURCHASE AGREEMENT

AND STOCK PURCHASE AGREEMENTS

This Amendment and Waiver Agreement (this “Amendment”) is made as of the 30th day of March, 2007 by and between Vishay Intertechnology, Inc. (“Vishay”), Siliconix inc. (“Siliconix”), V.I.E.C., Ltd. (“VIEC”), Vishay Europe GmbH (“Vishay Europe”), Siliconix Semiconductor, Inc., acting in its function (hoedanigheid) as managing partner (beherend vennoot) of the limited partnership (commanditaire vennootschap) Siliconix Technology C.V. (“STCV”), Vishay Americas, Inc. (“Vishay Americas”), and Vishay Asia Logistics Pte. Ltd. (“Vishay Asia”, and together with Vishay, Siliconix, VIEC, Vishay Europe, STCV, and Vishay Americas the “Purchasers”), on the one hand, and International Rectifier Corporation (“IRC”), International Rectifier Southeast Asia Pte, Ltd (“IRSEA”) and IR International Holdings China, Inc. (“IR China Holdings”, and together with IRC and IRSEA, the “Sellers”), on the other hand.  Reference is made to (i) the Master Purchase Agreement dated as of November 8, 2006 (as amended through the date hereof, the “Master Purchase Agreement”) by and between Vishay and IRC, (ii) the Asset Purchase Agreement (as defined in the Master Purchase Agreement) dated as of even date with the Master Purchase Agreement and (iii) each of the Stock Purchase Agreements (as defined in the Master Purchase Agreement) dated as of even date with the Master Purchase Agreement (as amended through the date hereof).  Terms used but not defined in this Amendment shall have the meanings ascribed to them in the Master Purchase Agreement.  Unless otherwise specified or the context otherwise requires, references herein to a Disclosure Schedule shall refer to the Disclosure Schedules of Seller and the Seller Subsidiaries delivered by Seller to Purchaser on November 8, 2006.

RECITALS

WHEREAS, IRC and Vishay are parties to the Master Purchase Agreement related to the sale of the PCS Business;

WHEREAS, Asset Sellers and Asset Purchaser are parties to the Asset Purchase Agreement related to the sale of the PCS Business;

WHEREAS, Share Sellers and Stock Purchasers are parties to the Stock Purchase Agreements related to the sale of the PCS Business; and

WHEREAS, Sellers and Purchasers wish to amend and/or provide waivers with respect to certain provisions of the Master Purchase Agreement, the Asset Purchase Agreement and the Stock Purchase Agreements as set forth more particularly in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.              AMENDMENTS

1.           Master Purchase Agreement.  In accordance with Section 13.5 of the Master Purchase Agreement, the Master Purchase Agreement is hereby amended, as of the date thereof, as follows:

(a)           Section 1.2 of the Master Purchase Agreement is amended by adding the following text at the end of the first sentence thereof:

“or as otherwise may be agreed pursuant to Section 3(d) of the Tax Matters Agreement”

(b)           Section 1.4(d) of the Master Purchase Agreement is hereby amended by deleting the text thereof and inserting the following text:

“Notwithstanding anything to the contrary set forth in this Agreement, in addition to the payment of the Purchase Price referred to in Section 1.2 and the adjustments to the Purchase Price referred to in Section 1.4(c) above, the Purchaser hereby agrees that on or as soon as practicable after the Closing (and in no event more than 14 calendar days after the Closing), the Purchaser shall pay to Sellers the amount of any cash of the Companies as of the Closing Date (after giving effect to the repayment or settlement of any amounts owed by the Companies to Seller or its Affiliates other than the Companies and their Subsidiaries) by means of a wire transfer of immediately available U.S. funds to one or more accounts designated by Seller to Purchaser; provided, however, that, notwithstanding the foregoing, Purchaser may retain (and shall not be obligated to pay to Seller) an aggregate amount of cash of up to [***] held by the Companies as of the Closing Date, of which (i) [***] will be transferred to [***] on or prior to the Closing Date to pay any VAT liabilities referenced in Schedule 2.7 of the Update, Amendment and Supplement to the Disclosure Schedules to the [***] Purchase Agreement and the EMS Purchase Agreement and (ii) [***] (the “IR Profit Sharing Amount”) will be used by the Companies after the Closing to pay any amounts due pursuant to profit sharing arrangements that the Seller may, in its sole discretion, elect to make to certain employees of the Companies for periods prior to the Closing; provided, however, that Purchaser shall, and shall cause the Companies to, return  promptly to Seller any portion of the IR Profit Sharing Amount which Seller has elected not to make or which otherwise has not been used on or prior to October 31, 2007 and Seller shall not make any such allocation or arrangements for which the Companies would be obligated after October 31, 2007.

(c)           The first sentence of Section 1.5 of the Master Purchase Agreement is hereby amended by deleting the text thereof and inserting the following text:

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“The Closing will take place at the offices of International Rectifier Corporation, 233 Kansas Street, El Segundo, California 90245, or at such other place as Purchaser and Seller mutually agree, and will be effective as of 11:59 P.M. local time, on the Closing Date.”

(d)           Section 4.4(i) of the Master Purchase Agreement is hereby amended by deleting the word “Company” that appears as the last word in the parenthetical and substituting in its place the word “Seller”.

(e)           Section 6.9 of the Master Purchase Agreement is hereby amended by deleting the text thereof and inserting the following text:

“Seller shall have executed and delivered a Transition Services Agreement, a Transition Product Services Agreement, a Transition Buy Back Die Supply Agreement and a Transition IGBT/Auto Die Supply Agreement, each in a form mutually agreeable to Purchaser and Seller (collectively, the “Transition Services Agreements”).”

(f)            Section 6.18 of the Master Purchase Agreement is hereby amended in its entirety as follows:

“Except as set forth in Schedule 6.18, Seller shall have caused to be repaid all Indebtedness of the Companies and their Subsidiaries, if any (other than Indebtedness between the Companies or any Subsidiary thereof); provided, however, Seller shall not be required to repay or to cause to be repaid any accounts payable of the Companies and their Subsidiaries existing on or prior to the Closing in favor of Seller or its Affiliates (other than the Companies and their Subsidiaries) to the extent that there is sufficient cash held by the Companies and their Subsidiaries as of the Closing Date to pay such accounts payable; provided, further, that, subject to Section 10.1(a)(xiii) hereof, the Companies shall repay (and the Purchaser shall cause to be repaid) promptly after the Closing any such accounts payable existing on or prior to the Closing in favor of Seller or its Affiliates (other than the Companies and their Subsidiaries) out of cash held by the Companies and their Subsidiaries as of the Closing Date.”

(g)           Subject to Section 3(l) of this Amendment, Section 10.1(a) of the Master Purchase Agreement is hereby amended by adding the following after item (ix) thereof:

“(x)          the matters identified on Schedule 2.7 of the Update, Amendment and Supplement to Disclosure Schedule to the Germany Purchase Agreement and the EMS Purchase Agreement; provided that Purchaser shall cooperate with Seller, and shall provide such information and assistance relating to such matters, as may be reasonably necessary for the  payment of any VAT and other obligations, or any claim for refund, relating thereto;

(xi)           any claim for damages brought by a third party claimant or any demand of a Governmental Authority (“Governmental Directive”) to investigate, perform any response action and/or remediate as required by any applicable Environmental Law (as defined in the Stock Purchase Agreements) any pre-existing contamination in any surface or subsurface environmental media, to the extent such third party claim or Governmental Directive (i) [***], and (ii) results from operations at the [***] prior to the Closing; provided that, upon receipt of any Governmental Directive or third party claim, Purchaser shall promptly provide Seller with notice and a copy of said Governmental Directive or third party claim and with copies of all written communications between Purchaser or its Affiliates and the third party claimant or Governmental Authority issuing the Governmental Directive or otherwise asserting a Claim Notice or exercising jurisdiction over the investigation, response action and/or remediation; and provided, further, that, at Seller’s election, which election Seller shall make within 60 days of the date of Notice to Seller, Seller shall have the right in accordance with Section 10.4 to control any such investigation, response action and/or remediation, and all communications or negotiations with any third party claimant or Governmental Authority exercising jurisdiction over the investigation, response action and/or remediation; and provided, further, that Seller shall have no indemnification obligations under this Section 10.1(a)(xi) to the extent any Losses result from (A) any investigation, sampling or testing performed by Purchaser or its agents or (B) disclosure, report or other communication from Purchaser or its agents to any Governmental Authority or other third party, except where (A) or (B) are required by applicable Environmental Laws.

(xii)          Losses incurred after Closing by [***] or its Subsidiaries, [***] or [***] arising out of the audit described under item 2 of part (a) on Schedule 2.5 of the Update, Amendment and Supplement to Disclosure Schedule to the [***] Purchase Agreement, to the extent resulting from a breach of the representations made by Seller in Section 2.5 of the [***] Purchase Agreement other than the fourth sentence of Section 2.5(a) thereof;

(xiii)         any amounts necessary to pay for accounts payable of the Companies and their Subsidiaries existing on or prior to the Closing in favor of Seller or its Affiliates (other than the Companies or their Subsidiaries) referred to in Section 1.4(d) hereof, but only to the extent that the aggregate cash held by the Companies and their Subsidiaries as of the Closing Date is less than the aggregate amount of such accounts payable; and

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(xiv)        the matters described in Schedule 2.7 of the Update, Amendment and Supplement to Disclosure Schedule to the Xian Purchase Agreement to the extent relating to any non-fulfillment by any of the Share Sellers or Xian prior to the Closing of the obligations described in such Schedule 2.7; provided, however, that Seller shall not have any indemnification obligations hereunder to the extent that such Losses are the result of any action or inaction of Purchaser or its Affiliates after the Closing Date.”

(h)           Section 10.2(a)(iv) of the Master Purchase Agreement is hereby amended by deleting the text “Section 10.1(a)(vi)” and replacing such text with “Section 10.1(a)(vii).”

(i)            Section 10.5(b) of the Master Purchase Agreement is hereby amended by adding the following after item (ix) thereof:

“; and (xi) the matters described in Sections 10.1(a)(x) and (xiii).”

(j)            Part (c) of Schedule 2.4 of the Master Purchase Agreement is hereby amended by:

(i)            deleting items #1, 3, 4, 5, 7 and 9 in their entirety; and

(ii)           deleting the following text in item #8 therein, “[***] disclosed under Schedule 2.24 of the IRCI Stock Purchase Agreement.” and substituting in its place the following: “[***] set forth in Schedule 2.24.”

(k)           Schedule 2.5 of the Master Purchase Agreement is hereby amended by deleting therefrom (i) items #2 and #6 in their entirety and (ii) the following text set forth in item #1 under the sub-section titled “Xi’an”: “The Board of Directors of the Company shall have passed a unanimous resolution for approval of the transfer of the Shares and for approval of the necessary amendments to the Articles of Association of the Company reflecting the transfer of the Shares.”

(l)            Schedule 2.6 of the Master Purchase Agreement is hereby amended by adding the following text after item 2, Schedule 2.6 of the Update, Amendment and Supplement to Disclosure Schedule to Master Purchase Agreement is hereby amended by adding the following text after item 3, and part (b) of the Schedule 2.19 of the Update, Amendment and Supplement to Disclosure Schedule to each of the Stock Purchase Agreements is hereby amended by adding the following text after item 5:

“[***], provided Seller with notice dated [***] asserting a claim for damages in the amount of [***] arising out of alleged quality issues related to certain [***].  Although Seller believed the matter to be resolved, [***] notified Seller on [***] of its desire to discuss the claim.  Seller is currently investigating the matter.”

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(m)          Schedule 2.19 of the Update, Amendment and Supplement to Disclosure Schedule to each of the Stock Purchase Agreements is hereby amended by deleting the last sentence thereof and inserting the following text:

“Items 1 — 6 set forth above in this Schedule 2.19(b) shall be deemed to be “product liability claims” referred to in Section 10.1(a)(vi) of the Master Purchase Agreement.”

(n)           Schedule 2.7 of the Disclosure Schedules to the Master Purchase Agreement is hereby amended by adding the following text thereto after item 10 (and Schedule 2.7 of the Update, Amendment and Supplement to Disclosure Schedule to Master Purchase Agreement is hereby amended by replacing items 11 and 12 thereof in their entirety and substituting in their place the following text):

“11.         Purchaser shall not receive any lease or other facilities related to sales or office support, except to the extent owned or leased by the Companies at Closing.

12.           Purchaser will not be receiving certain equipment associated with Seller’s Mexico and Temecula operations that may be used in the production of products of the PCS Business and other products manufactured by Seller, in each case to the extent related to (i) the FlipKy product line, (ii) die packaging, (iii) packaging capacity committed to Purchaser at subcontractors and certain packaging capacity which will not as of Closing have been transferred to subcontractors due to qualification or other reasons, (iv) lead frame tools in the possession of and located at suppliers of Seller, and (v) certain Equipment used in connection with the Equipment intended to be transferred to Xian, China under Exhibit A-1 to the Transition Services Agreement.  For the avoidance of doubt, the Parties acknowledge that the equipment just described may be used by, or otherwise made available to, the PCS Purchasers and their Affiliates, or substitute arrangements therefor have been made, to the extent necessary for Seller and its Affiliates to comply with their obligations under the Transition Services Agreements.”

(o)           Schedule 3.4 of the Master Purchase Agreement is hereby amended by deleting item 6 thereof in its entirety.

(p)           Schedule 4.4 of the Master Purchase Agreement is hereby amended by adding the following after item 15 thereof: “The issuance of shares by EMS to Seller in connection with the capitalization of certain Indebtedness of EMS.”

2.             Asset Purchase Agreement.  In accordance with Section 10.4 of the Asset Purchase Agreement, the Asset Purchase Agreement is hereby amended, as of the date thereof, as follows:

(a)           Schedule 1.1(a)(i) is hereby amended and replaced in its entirety with the list of personal property and equipment included as Schedule 1.1(a)(i) in the Update, Amendment and Supplement to the Disclosure Schedules to the Asset Purchase Agreement, and is further amended by replacing the first page thereof with the page attached hereto as

Exhibit A attached hereto, and is further supplemented by adding the equipment listed on Exhibit B attached hereto.

(b)           Part 1 of Schedule 1.1(a)(iii) is hereby amended and replaced in its entirety with Exhibit C attached hereto.

(c)           Schedule 1.1(a)(iv) is hereby amended by deleting (i) item #3 in its entirety and (ii) with respect to Contracts identified under item #12 thereof, the following Contracts: [***].

(d)           Part (a)(i)(5) of Schedule 1.2 is hereby amended by deleting the words “at Closing” in the last sentence of subsection (b) thereof and substituting therefor the following: “within one Business Day after Closing.”

(e)           Part 1 of Schedule 3.8(b) is hereby amended by deleting the reference to US Patent Application Number “[***]” therein.

3.             Stock Purchase Agreements.  In accordance with Section 10.4 of each Stock Purchase Agreement, the Stock Purchase Agreements are hereby amended, as of the date thereof, as follows:

(a)           The last sentence of Section 1.2 of the EMS Purchase Agreement is hereby deleted in its entirety and replaced with the following: “The Purchase Price for the EMS Shares shall be allocated entirely to the “A” Preference Shares.”

(b)           The first recital of the EMS Purchase Agreement is hereby deleted in its entirety and replaced with the following text: “WHEREAS, on the date of this Agreement, Seller owns 100,000 ordinary shares of £1.00 each and 35,711,560 “A” redeemable preference shares of £1.00 each and 24,660,597 “B” redeemable preference shares of £1.00 each of International Rectifier Electronic Motion Systems Ltd, a corporation organized and existing under the laws of England and Wales (the “Company”), and after giving effect to the capitalization of certain Indebtedness of the Company to Seller, Seller shall own 100,000 ordinary shares of £1.00 each (the “Ordinary Shares”) and 46,324,247 “A” redeemable preference shares of £1.00 each (the “A Preference Shares”) and 24,660,597 “B” redeemable preference shares of £1.00 (the “B Preference Shares”), constituting all issued and outstanding shares of the Company (the Ordinary Shares, A Preference Shares and B Preference Shares being collectively referred to herein as the “Shares”); and”.

(c)           The first sentence of Section 2.1 of the EMS Purchase Agreement is hereby deleted in its entirety and replaced with the following text: “The authorized share capital of the Company as of the date of the Agreement is £65,000,000 consisting of 1,000,000 Ordinary Shares of £1.00 each, 38,500,000 “A” Preference Shares of £1.00 each and 25,500,000 “B” Preference Shares of £1.00 each, and after giving effect to the recapitalization of certain Indebtedness of the Company to Seller, the authorized share capital of the Company is £80,000,000, of which only the Shares have been issued.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)           Schedule 2.1 of each of the IRCI Purchase Agreement, the Germany Purchase Agreement and the EMS Purchase Agreement is hereby amended and restated to read in its entirety as follows: “None.”

(e)           Schedule 2.6 of the IRCI Purchase Agreement is hereby amended  by adding the following text thereto: “[***] was notified on [***] of a possible civil claim brought against the company by [***].  No claim amount has been asserted to date. [***] does not believe that the claim is meritorious.  [***] has requested review by the [***], which is currently pending.”

(f)            Schedule 2.18 of each of Stock Purchase Agreement is hereby amended and restated to read in its entirety as follows: “None.”

(g)           Schedule 7.5 of the IRCI Purchase Agreement is hereby amended by:

(i)            deleting the following text in item #2 thereof, “[***] set forth in Schedule 2.24.” and substituting in its place the following text: “[***] set forth in Schedule 2.24.”; and

(ii)           deleting items #3 and #4 thereof relating to notice to the [***] authorization disclosed under Schedule 2.13 of the IRCI Stock Purchase Agreement.

(h)           Schedule 7.5 of the Xian Purchase Agreement is hereby amended by deleting items #1 and #8 thereof in their entirety.

(i)            Schedule 2.7 of the Xian Purchase Agreement is hereby amended by deleting the word “None” and adding the following text thereto:  “[***].”

(j)            Schedule 7.5 of the EMS Purchase Agreement is hereby amended by deleting item #2 in its entirety.

(k)           Schedule 6.3 of each of the Stock Purchase Agreements is hereby amended by deleting item #2 in its entirety.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(l)            Schedule 2.7 of the Update, Amendment and Supplement to Disclosure Schedule to the EMS Purchase Agreement and the Germany Purchase Agreement is hereby amended by deleting the last sentence thereof.

II.            WAIVERS

4.             In accordance with Section 13.4 of the Master Purchase Agreement, Section 10.3 of the Asset Purchase Agreement and Section 10.3 of each of the Stock Purchase Agreements, Purchaser hereby permanently and irrevocably waives (including any and all right to indemnity under the Purchase Agreements as a result of such breach or failure to perform or satisfy a condition) any breach or failure to perform or satisfy a condition by the Seller, any of the Selling Subsidiaries and any of the Companies of the following representations, warranties, covenants and conditions, as the case may be:

(i)            Section 6.6 of the Master Purchase Agreement to the extent that consents have not been obtained from the following third parties:

[***]

(ii)           Section 6.3 and Schedule 7.5 of the Canada Purchase Agreement to the extent that Seller has not obtained the re-issuance of the clearance certificate issued by the Canadian Revenue Agency on January 24, 2007 in connection with the assignment by Purchaser of its rights under the Canada Purchase Agreement to V.I.E.C., Ltd.

(b)           The above waivers apply only to the representations, warranties, covenants and conditions and circumstances described above, and shall not be construed to apply to any other representations, warranties, covenants and conditions or circumstances.

III.  MISCELLANEOUS

5.             Except as set forth in this Amendment, the Purchase Agreements shall remain unmodified and in full force and effect.

6.             This Amendment may be executed in one or more counterparts.

[Signature Page Follows]

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by a duly authorized officer or representative of each Party as of the date set forth above.

Purchasers:

VISHAY INTERTECHNOLOGY, INC.		SILICONIX TECHNOLOGY C.V.
		By:	Siliconix Semiconductor, Inc., as managing partner

By:		By:
Name:	Richard N. Grubb	Name:	Dr. King Owyang
Title:	Executive Vice President and	Title:	President and
	Chief Financial Officer		Chief Executive Officer

SILICONIX INC.		VISHAY AMERICAS, INC.

By:		By:
Name:	Richard N. Grubb	Name:	Richard N. Grubb
Title:	Chief Financial Officer	Title:	Treasurer

V.I.E.C. LTD.

By:
Name:
Title:

VISHAY EUROPE GMBH

By:
Name:
Title:

VISHAY ASIA LOGISTICS LTD.

By:
Name:	Christopher Tan Cheng Poh
Title:	Director

Sellers:

INTERNATIONAL RECTIFIER CORPORATION

By:
Name:
Title:

INTERNATIONAL RECTIFIER SOUTHEAST ASIA PTE, LTD

By:
Name:
Title:

IR INTERNATIONAL HOLDINGS CHINA, INC.

By:
Name:
Title: